Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2010 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 30, 2010--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $273,000 for the second quarter of 2010, compared to $221,000 for the second quarter of 2009, an increase of 24%. Net income available to common shareholders after preferred dividends was $209,000, or $0.24 per diluted share, for the second quarter of 2010, compared to $157,000, or $0.18 per diluted share, for the second quarter of 2009, an increase of 33%.

Key items for the quarter include:

  Diluted earnings per share increased by 33%.
  Total revenues increased by 16%.
  Total loans outstanding increased by 15%.
  Core deposits increased by 17%.
  Taxable equivalent net interest margin increased by 47 basis points, from 3.54% to 4.01%.
  Loan loss reserves were maintained at 1.13% of total loans outstanding.
  Capital ratios remained well above regulatory standards for a “well capitalized” bank.

“SBT Bancorp experienced another good quarter of growth in loans, deposits, revenues and earnings,” said SBT Bancorp President and CEO, Martin J. Geitz. “Our customer focus remains the foundation of our success as it enables us to build shareholder value with an attractive, low-cost, relationship based deposit mix; a relatively low-risk mortgage, consumer and commercial loan portfolio; and a strong capital position.”

For the six months ended June 30, 2010, net income amounted to $516,000, or $0.45 per diluted share. This compares to net income of $367,000, or $0.35 per diluted share, for the six months ended June 30, 2009. Total assets were $275 million on June 30, 2010 compared to $266 million on June 30, 2009, an increase of $9 million or 3%.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $2,981,000 in the second quarter compared to $2,559,000 a year ago, an increase of 16%. Net interest and dividend income increased by $445,000, or 21%. This increase was driven by a 3% growth in the balance sheet and a 47 basis point increase in the Company’s taxable equivalent net interest margin. For the six months ended June 30, 2010 total revenues were $5,836,000 compared to $4,856,000 for the six months ended June 30, 2009, an increase of 20%.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 4.01% for the second quarter of 2010, compared to 3.54% for the second quarter of 2009. The primary cause of this increase was a much lower cost of funds. Core deposits grew rapidly during this period, replacing higher-cost time deposits.

Total non-interest expenses for the second quarter were $2,431,000, an increase of $256,000 or 12% over the second quarter of 2009. Salaries and employee benefit expenses and data processing expenses increased during the second quarter of 2010 compared to the second quarter of 2009. Premises and equipment expenses as well as forms and supplies expenses declined in the second quarter of 2010 compared to the second quarter of 2009. For the six months ended June 30, 2010 total non-interest expenses were $4,751,000 compared to $4,214,000 for the six months ended June 30, 2009, an increase of 13%.

On June 30, 2010, loans outstanding were $205 million, an increase of $26 million, or 15%, over a year ago. With a loan loss provision of $200,000 during the quarter, the Company’s allowance for loan losses at June 30, 2010 was 1.13% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. The Company had non-accrual loans totaling $2.9 million equal to 1.41% of total loans, on June 30, 2010. Loans 30 days or more delinquent, excluding non-accrual loans, totaled $278,000, or 0.14% of total loans.

Total deposits on June 30, 2010 were $249 million, an increase of $7 million or 3% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $26 million or 17% while Time Deposits decreased by $19 million. At quarter-end, 20% of total deposits were in non-interest bearing demand accounts, 50% were in low-cost savings and NOW accounts, and 30% were in time deposits.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 6/30/10
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.48%	5.00%
Tier 1 Risk-Based Capital Ratio	12.20%	6.00%
Total Risk-Based Capital Ratio	13.45%	10.00%

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $275 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	6/30/2010	12/31/2009	6/30/2009
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$8,357	$8,212	$13,011
Interest-bearing deposits with Federal Reserve Bank of Boston	2,448	4,945	-
Interest-bearing deposits with the Federal Home Loan Bank	4	163	55
Federal funds sold	78	2,416	7,870
Money market mutual funds	336	1,353	8,882
Cash and cash equivalents	11,223	17,089	29,818

Interest-bearing time deposits with other bank	5,581	5,488	5,398
Investments in available-for-sale securities (at fair value)	45,739	50,011	45,507
Federal Home Loan Bank stock, at cost	660	631	631

Loans outstanding	205,044	193,515	178,559
Less allowance for loan losses	2,307	2,211	2,132
Loans, net	202,737	191,304	176,427

Premises and equipment	597	684	747
Accrued interest receivable	981	977	921
Bank owned life insurance	3,929	3,846	3,759
Other assets	3,517	3,709	2,639
Total other assets	9,024	9,216	8,066

TOTAL ASSETS	$274,964	$273,739	$265,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$48,986	$43,887	$40,513
Savings and NOW deposits	125,838	124,482	108,505
Time deposits	74,658	82,077	93,898
Total deposits	249,482	250,446	242,916

Securities sold under agreements to repurchase	$2,609	$913	$757
Other liabilities	964	968	1,096
Total liabilities	253,055	252,327	244,769

Stockholders' equity:
Preferred Stock - Series A	3,828	3,805	3,781
Preferred Stock - Series B	222	225	228
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 6/30/10, 12/31/09, and 6/30/09	9,381	9,372	9,358
Retained earnings	7,961	7,782	7,766
Accumulated other comprehensive income (loss)	517	228	(55)
Total stockholders' equity	21,909	21,412	21,078

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$274,964	$273,739	$265,847

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009

Interest and dividend income:
Interest and fees on loans	$2,559	$2,399	$5,061	$4,807
Investment securities	470	478	940	900
Federal funds sold and overnight deposits	5	4	9	9
Total interest and dividend income	3,034	2,881	6,010	5,716

Interest expense:
Deposits	427	729	900	1,544
Repurchase agreements	11	1	21	4
Federal Home Loan Bank advances	-	-	-	7
Total interest expense	438	730	921	1,555

Net interest and dividend income	2,596	2,151	5,089	4,161

Provision for loan losses	200	78	425	130

Net interest and dividend income after provision for loan losses	2,396	2,073	4,664	4,031

Noninterest income:
Service charges on deposit accounts	139	134	270	236
Other service charges and fees	164	148	318	268
Increase in cash surrender value of life insurance policies	41	42	83	55
Gain on loans sold	8	40	8	43
Investment services fees and commissions	23	17	46	47
Other income	10	27	22	46
Total noninterest income	385	408	747	695

Noninterest expense:
Salaries and employee benefits	1,189	1,022	2,275	2,069
Premises and equipment	340	363	709	736
Advertising and promotions	97	99	192	179
Forms and supplies	29	48	63	88
Professional fees	161	162	363	270
Directors fees	33	33	81	66
Correspondent charges	73	73	138	139
Postage	21	24	45	49
FDIC assessment	100	100	196	155
Data processing	110	36	227	72
Other expenses	278	215	462	391
Total noninterest expense	2,431	2,175	4,751	4,214

Income before income taxes	350	306	660	512
Income tax provision	77	85	144	145

Net income	$273	$221	$516	$367

Net income available to common shareholders	$209	$157	$387	$300

Average shares outstanding, basic	864,976	864,976	864,976	864,976
Earnings per common share, basic	$0.24	$0.18	$0.45	$0.35

Average shares outstanding, assuming dilution	865,376	864,976	865,283	864,976
Earnings per common share, assuming dilution	$0.24	$0.18	$0.45	$0.35

CONTACT:
Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com